UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FARMERS & MERCHANTS BANCORP
(Exact name of registrant as specified in its charter)

Delaware	94-3327828
(State of incorporation)	(I.R.S. Employer Identification No.)

111 West Pine Street, Lodi, California	95240
(Address of principal executive offices)	(Zip Code)

Securities to be Registered Pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

EXPLANATORY NOTE

Farmers & Merchants Bancorp (the “Company”) hereby amends its Registration Statement on Form 8-A, dated August 8, 2008, as amended (File No. 000-26099)(the “Form 8-A”), as follows:

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On April 5, 2024, the Company entered into an Amended and Restated Rights Agreement (the “Amended Rights Agreement”), which amends and restates the Rights Agreement, dated as of August 5, 2008, as amended, by and between the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as the duly appointed rights agent.

The Amended Rights Agreement extends the expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on August 5, 2025, to the close of business on August 5, 2034.  At the time of the termination of the Amended Rights Agreement, all of the Rights distributed to holders of the Company’s Series A Junior Participating Preferred Stock pursuant to the Amended Rights Agreement will expire.  The Amended Rights Agreement also increases the purchase price per unit under the Rights Agreement from $1,600 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (“Preferred Shares”), to $3,900 per one one-hundredth of a Preferred Share. The other changes reflected in the Amended Rights Agreement generally clarify the legal relationship between the Rights Agent and the Company and were made to conform the agreement to provisions that have become customary in such agreements since the Rights Agreement was originally adopted in 2008.

The Amended Rights Agreement is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The foregoing summary of the Amended Rights Agreement is qualified in its entirety by reference to the full text of Exhibit 4.3.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following Exhibit 4.3, filed herewith:

Exhibit No.	Document Designation
4.3
Amended and Restated Rights Agreement, dated as of April 5, 2024, between the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as Rights Agent (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 5, 2024

FARMERS & MERCHANTS BANCORP

	By:	/s/ Bart R. Olson
Bart R. Olson
Executive Vice President
& Chief Financial Officer

Index to Exhibits

Exhibit No.	Document Designation

4.3
Amended and Restated Rights Agreement, dated as of April 5, 2024, between the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as Rights Agent (filed herewith).